Exhibit 10.5

Champions Oncology, Inc.

March 16, 2015

Joel Ackerman

Dear Mr. Ackerman:

This letter refers to our letter agreement dated November 5, 2013 regarding your employment compensations. The letter states that, for your employment year beginning November 2014 your annual salary of $325,000 will be paid in the form of cash to the extent of $216,000, and the balance will be paid in stock options.

We have agreed that for this current employment year your entire annual salary will be paid in options. As stated in the November 5 letter, the Company will determine in good faith the number of shares that will be subject to the options using the Black-Scholes pricing model.

Please countersign this letter below to acknowledge our mutual agreement.

CHAMPIONS ONCOLOGY, INC.

	By:	/s/ Abba David Poliakoff
Abba David Poliakoff, Chairman
of the Compensation Committee

Agreed and Accepted:

/s/ Joel Ackerman
Joel Ackerman